Exhibit 10.17

Loan Agreement between Yoshitsu Co., Ltd and MUFG Bank Kameido Branch, dated on May 31, 2021, for JPY 231 million

Main contents:

●	Promissory Note No.: [*]

●	This loan is under the credit term: -

●	Borrower: Yoshitsu Co., Ltd.

●	Lender: MUFG Bank Kamei

●	Loan Amount (RMB): JPY 231 million

●	Purpose of the Loan: working capital

●	Contract Term: May 31, 2021 to November 30, 2021

●	Interest Rate: The applicable interest rate is calculated on daily rate by adding 0.4% per year to the Japanese Yen interest rate announced by JBA TIBOR two business days before the borrowing date or the interest rate review date, with 365 days per year. The applicable interest rate shall be reviewed for each interest payment date.

●	Rights and Obligations of the Lender:

●	If the funds paid in the designated deposit account are less than the repayment amount on the withdrawal date, Lender can process it in the same way at any time after the amount is reached.

●	Lender has the authority to cancel this contract at any time for its convenience.

●	Rights and obligations of the borrower

●	Borrower is entitled to obtain and use the loan pursuant to the agreement.

●	If Borrower makes a partial prepayment, Borrower will continue to repay according to the preceding article and advance the final withdrawal date unless otherwise requested.

●	Regarding the payment procedure for deposits, regardless of the current account rules, ordinary deposit regulations, and general account transaction regulations, submission of checks, ordinary deposits, general account passbooks, and refund invoices will be omitted.

●

Borrower will pay the repayment from its ordinary deposit by the following automatic transfer method from the contract:

First repayment date: 2021-06-30 Last repayment date: 2021-11-30

Other repayment date shall be the last day of every month from July 2021 until October 2021. If the last day is a day off, the repayment shall be made on the previous business day.

●	Borrower shall follow Lender’s instructions when applying any repayment method which is not mentioned above.

●	Prepayment of the Loan:

●	Borrower agrees to not make a prepayment of this Loan. However, if due to unavoidable circumstances, prepayment outside the contract might be made with the consent of the bank, in addition to the interest up to the prepayment date, the settlement amount specified in the next paragraph will be charged. Borrower shall pay as soon as Lender requests it.

●	Settlement Amount Formula:

●

Pre-deadline repayment amount * (Market interest rate of this loan※[1] - Market interest rate at the time of prepament※[2] ) * Remaining period (days) at the time of prepayment※3 / 365 days

※１　Interest rates that Lender raises from the market

※２　Interest rates that Lender can re-operate in the market for the remaining period

※３　The period from the prepayment date to the next interest rate review date (or the final repayment deadline if there is no interest rate review) However, if the amount based on the formula is negative, no settlement amount will be incurred.

●	Acceleration

●	Even if Borrower loses the profit due to the deadline, the settlement amount calculated in the preceding paragraph shall be paid to Lender as soon as there is a request from Lender.

Headlines of the articles omitted

●	Types of the loan

●	Automatic transfer request form

●	Special contract